Exhibit 99.1

LabOne Reports Third Quarter Earnings

LENEXA, Kan., Nov 8, 2004 (BUSINESS WIRE) -- LabOne, Inc. (Nasdaq: LABS) today reported revenues of $117.8 million for its third quarter ended September 30, 2004, an increase of $29.7 million or 34% over the third quarter 2003. Compared to revenues for the same quarter last year, risk assessment services increased 11% to $64.6 million, healthcare increased 85% to $42.2 million and substance abuse testing increased 50% to $11.0 million. Excluding the impact of the acquisition of Alliance Laboratory Services in January 2004 and Northwest Toxicology in March 2004, healthcare revenues increased 23% and substance abuse testing revenues increased 9% compared to the third quarter last year. The company reported net income of $6.6 million or $0.38 per diluted share compared to $5.4 million or $0.32 per diluted share for the third quarter 2003. Results for the third quarter 2004 benefited from a $0.4 million adjustment related to foreign and state income taxes, and a $0.2 million pre-tax reimbursement from the Health Alliance for certain transition costs incurred by the company in connection with its integration of Alliance Laboratory Services.

For the third quarter 2004, operating earnings were $11.6 million compared to $9.3 million the same period last year, an increase of $2.3 million or 25%. Third quarter 2004 operating earnings comprised $12.4 million for risk assessment, $7.6 million for healthcare and $2.0 million for substance abuse testing, offset by $10.4 million for corporate selling, general and administrative expenses. This compares to operating earnings of $11.6 million for risk assessment, $5.0 million for healthcare and $1.4 million for substance abuse testing, offset by $8.7 million for corporate selling, general and administrative expenses for the same period in 2003. For the third quarter 2004, operating earnings included $1.3 million and $0.2 million associated with Alliance Laboratory Services and Northwest Toxicology, respectively.

For the nine months ended September 30, 2004, the company reported revenues of $348.1 million compared to $254.0 million for the same period last year. For the nine months ended September 30, 2004, revenues attributable to the acquisitions of Alliance Laboratory Services and Northwest Toxicology were $43.7 million and $7.5 million, respectively. Net income for the nine months was $18.8 million or $1.08 per diluted share compared to $15.0 million or $0.89 per diluted share for the same period in 2003.

For the nine months ended September 30, 2004, operating earnings were $33.6 million compared to $25.7 million for the same period last year. For the nine months ended September 30, 2004, operating earnings comprised $38.4 million for risk assessment, $19.9 million for healthcare and $5.1 million for substance abuse testing, offset by $29.8 million for corporate selling, general and administrative expenses. This compares to operating earnings of $34.7 million for risk assessment, $12.4 million for healthcare and $3.4 million for substance abuse testing, offset by $24.8 million for corporate selling, general and administrative expenses for the same period in 2003. For the nine months ended September 30, 2004, operating earnings included $2.0 million and $0.8 million associated with Alliance Laboratory Services and Northwest Toxicology, respectively.

"Laboratory testing volumes increased 31% during the third quarter, from 2.5 million specimens in 2003, to 3.3 million in 2004," said W. Thomas Grant II, chairman, president and CEO of LabOne. "Excluding the impact of the Alliance Laboratory Services and Northwest Toxicology acquisitions, volumes increased 7% to 2.7 million. During the quarter, insurance testing volumes remained the same as the third quarter last year while healthcare volumes increased 80% and substance abuse testing volumes increased 44%. Excluding the impact of the Alliance Laboratory Services and Northwest Toxicology acquisitions, healthcare volumes increased 19% and substance abuse volumes increased 11%. During the third quarter 2004, insurance testing revenues decreased 2%, paramedical revenues increased 20% and other insurance service revenues increased 19% compared to the same period last year. Other insurance revenues include a 42% increase in teleunderwriting revenues compared to the third quarter 2003. Although results for the quarter benefited from our cost reduction initiatives for Alliance Laboratory Services, we continue to be challenged by increased corporate overhead expenses, principally associated with information technology initiatives and compliance with Sarbanes-Oxley."

LabOne will conduct its quarterly conference call with W. Thomas Grant II, chairman, president and CEO, John W. McCarty, executive vice president and CFO, and Mike Asselta, executive vice president and COO, at 11 a.m. Eastern time, Nov. 8, 2004. To join the conference call, dial 877-502-9276. At approximately 2 p.m. Eastern time, a recording of the call will be available as a voice mail at 888-203-1112, pass code 823875, through Dec. 8, 2004. The audio recording will also be available on the investor info section of the company's Web site at www.LabOne.com.

About LabOne, Inc.

Headquartered in the Greater Kansas City area, LabOne is a diagnostic services provider. The services and information LabOne and its subsidiaries provide include: risk assessment information services for the insurance industry; diagnostic healthcare testing to physicians, hospitals, managed care organizations and employers; and substance abuse testing services and related employee qualification products to employers and the government.

Forward-Looking Statements

This press release may contain "forward-looking statements." Forward-looking statements often can be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" or variations thereof. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, contractual and logistical limitations, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, government reimbursement policies, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Company's 2003 Annual Report on Form 10-K and the Company's Form S-3 Registration Statement filed with the SEC on September 10, 2004.

 SELECTED FINANCIAL DATA
(in thousands, except per share data)

               Three months ended          Nine months ended
                 September 30,               September 30,
                 2004     2003   % change   2004      2003   % change
               -------------------------------------------------------

Sales          $117,839  $88,115      34% $348,146  $254,006      37%
Net earnings     $6,615   $5,388      23%  $18,781   $14,983      25%
Basic earnings
 per share        $0.39    $0.39             $1.10     $1.07
Diluted
 earnings per
 share            $0.38    $0.32             $1.08     $0.89
Total assets                              $335,402  $235,315
Working
 capital                                   $65,567   $47,163

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

                                            September 30, December 31,
                                                2004         2003
                                            ------------- ------------
Assets
Current assets:
   Cash and cash equivalents                     $20,592       $4,651
   Accounts receivable, net of allowance for
    doubtful accounts of $4,329 in 2004 and
    $6,123 in 2003                                73,429       57,928
   Inventories                                     6,397        5,472
   Prepaid expenses and other current assets       6,590        5,202
   Deferred income taxes                           5,833        4,990
                                            ------------- ------------
               Total current assets              112,841       78,243

Property, plant and equipment, net                58,232       47,405
Goodwill                                         137,699       99,103
Intangible assets, net                            21,694       11,345
Other long-term assets                             4,936        1,526
                                            ------------- ------------

               Total assets                     $335,402     $237,622
                                            ============= ============

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                              $23,355      $13,617
   Accrued payroll and benefits                   17,193       11,769
   Other accrued expenses                          4,771        2,787
   Current portion of long-term debt               1,955        2,014
                                            ------------- ------------
               Total current liabilities          47,274       30,187

Deferred income taxes                              6,683        5,619
Long-term debt                                   111,448       56,094
Other                                                 34           21
                                            ------------- ------------
               Total liabilities                 165,439       91,921

Commitments and contingencies

Stockholders' equity:
   Common stock, $0.01 par value per share.
    Authorized 40,000,000 shares; issued
    18,027,729 shares in 2004 and 2003               180          180
   Additional paid-in capital                     86,361       84,066
   Retained earnings                              95,031       76,250
   Accumulated other comprehensive loss             (247)        (245)
   Treasury stock of 894,071 shares in 2004
    and 1,144,840 shares in 2003, at cost        (11,362)     (14,550)
                                            ------------- ------------
               Total stockholders' equity        169,963      145,701
                                            ------------- ------------

               Total liabilities and
                stockholders' equity            $335,402     $237,622
                                            ============= ============

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

                                Three months ended   Nine months ended
                                   September 30,       September 30,
                                   2004     2003      2004      2003
                                --------- -------- --------- ---------

Sales                           $117,839  $88,115  $348,146  $254,006
Cost of sales:
   Cost of sales expenses         79,126   59,009   234,128   170,048
   Depreciation and amortization   1,712    1,154     4,934     3,292
                                --------- -------- --------- ---------
          Total cost of sales     80,838   60,163   239,062   173,340
                                --------- -------- --------- ---------
Gross profit                      37,001   27,952   109,084    80,666

Selling, general and
 administrative:
   Selling, general and
    administrative expenses       22,730   17,125    68,020    50,232
   Depreciation and amortization   2,670    1,515     7,502     4,710
                                --------- -------- --------- ---------
          Total selling, general
           and administrative     25,400   18,640    75,522    54,942
                                --------- -------- --------- ---------
Operating earnings                11,601    9,312    33,562    25,724

Other income (expense):
   Interest income                    54        7       121       112
   Interest expense               (1,340)    (742)   (3,814)   (2,157)
   Other, net                        (29)     (38)      (35)       70
                                --------- -------- --------- ---------
          Total other expense,
           net                    (1,315)    (773)   (3,728)   (1,975)
                                --------- -------- --------- ---------
Earnings before income taxes      10,286    8,539    29,834    23,749
Provision for income taxes         3,671    3,151    11,053     8,766
                                --------- -------- --------- ---------

Net earnings                      $6,615   $5,388   $18,781   $14,983
                                ========= ======== ========= =========

Preferred stock dividends             $-    $(794)       $-   $(2,349)
                                --------- -------- --------- ---------

Net earnings available to common
 shareholders                     $6,615   $4,594   $18,781   $12,634
                                ========= ======== ========= =========

Earnings per common share:
   Basic                           $0.39    $0.39     $1.10     $1.07
   Diluted                         $0.38    $0.32     $1.08     $0.89

Weighted average common shares
 outstanding:
   Basic                          17,113   11,908    17,039    11,757
   Diluted                        17,477   16,975    17,459    16,796

SOURCE: LabOne, Inc.

LabOne, Inc.
John McCarty, 913-577-1244
john.mccarty@LabOne.com